                                                                    Exhibit 99.1

                  Dauphin Deposit Corporation and Subsidiaries
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995

                                                      (DOLLARS IN THOUSANDS)
                                                         1996         1995
                                                      -----------  -----------
ASSETS
Cash and due from banks.............................. $   176,024  $   218,785
                                                      -----------  -----------
Short-term investments
  Interest bearing deposits..........................       1,494        8,523
  Federal funds sold and securities purchased under
   agreements to resell..............................      15,200        3,050
  Other short-term investments.......................         685
                                                      -----------  -----------
    Total short-term investments.....................      17,379       11,573
                                                      -----------  -----------
Investment securities available-for-sale, at fair
 value...............................................   2,170,207    1,860,869
Assets held for sale, primarily mortgage loans.......     207,798       87,782
Loans (net of unearned income).......................   3,200,034    2,981,338
Allowance for loan losses............................     (42,885)     (41,737)
                                                      -----------  -----------
    Total net loans..................................   3,157,149    2,939,601
                                                      -----------  -----------
Premises and equipment...............................      73,826       71,562
Other assets.........................................     145,303      107,177
                                                      -----------  -----------
    Total assets..................................... $ 5,947,686  $ 5,297,349
                                                      ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing............................... $   521,387  $   518,004
  Interest bearing...................................   3,507,183    3,431,532
                                                      -----------  -----------
    Total deposits...................................   4,028,570    3,949,536
Short-term borrowings................................   1,111,630      678,161
Long-term debt.......................................     154,771       40,599
Accrued expenses and taxes...........................      82,270       82,450
                                                      -----------  -----------
    Total liabilities................................   5,377,241    4,750,746
                                                      -----------  -----------
Stockholders' equity
  Preferred stock, $25 par value; 10,000,000 shares
  authorized but unissued
   Common stock, $5 par value; 200,000,000 shares
   authorized, 32,641,614 issued of which 1,974,885
   and 2,013,771 shares are held as treasury stock,
   respectively......................................     163,208      163,208
  Additional paid-in capital.........................      11,084       11,103
  Retained earnings..................................     444,316      408,274
  Unrealized gains on securities available-for-sale,
   net of deferred taxes.............................       1,577       13,650
                                                      -----------  -----------
                                                          620,185      596,235
  Less: Treasury stock--at cost......................     (49,740)     (49,632)
                                                      -----------  -----------
    Total stockholders' equity.......................     570,445      546,603
                                                      -----------  -----------
    Total liabilities and stockholders' equity....... $ 5,947,686  $ 5,297,349
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.

                  Dauphin Deposit Corporation and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1996, 1995 and 1994

                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                               1996               1995               1994
                          ---------------    ---------------    ---------------
Interest income
  Interest and fees on
   loans and leases......        $252,975           $245,440           $207,648
  Interest and dividends
   on investment
   securities
    Taxable..............         114,837             93,498             96,797
    Exempt from federal
     income taxes........          17,786             17,997             23,602
  Interest on deposits...             211                365                337
  Interest on assets held
   for sale..............          12,050              5,589              2,120
  Interest on federal
   funds sold and other
   short-term
   investments...........             745                755                603
                          ---------------    ---------------    ---------------
    Total interest
     income..............         398,604            363,644            331,107
                          ---------------    ---------------    ---------------
Interest expense
  Interest on deposits
    Savings deposits.....          28,193             32,218             36,675
    Time deposits........          96,481             87,949             62,072
    Time deposits in
     denominations of
     $100,000 or more....          36,240             27,335             15,140
                          ---------------    ---------------    ---------------
                                  160,914            147,502            113,887
  Interest on short-term
   borrowings............          51,937             35,880             32,056
  Interest on long-term
   debt..................           3,269              4,549              6,698
                          ---------------    ---------------    ---------------
    Total interest
     expense.............         216,120            187,931            152,641
                          ---------------    ---------------    ---------------
    Net interest income..         182,484            175,713            178,466
Provision for loan
 losses..................           6,000              5,608              7,494
                          ---------------    ---------------    ---------------
    Net interest income
     after provision for
     loan losses.........         176,484            170,105            170,972
                          ---------------    ---------------    ---------------
Non-interest income
  Fiduciary activities...          19,426             16,807             16,363
  Service charges on
   deposit accounts......          12,819             11,019             11,598
  Other service charges
   and fees..............          14,472             12,554             11,272
  Broker/dealer
   commissions and fees..           9,098              6,034              7,783
  Mortgage banking.......          32,394             18,730              7,462
  Securities gains, net..           1,634              2,261              3,304
  Other..................           4,060              4,384              3,165
                          ---------------    ---------------    ---------------
    Total non-interest
     income..............          93,903             71,789             60,947
                          ---------------    ---------------    ---------------
Non-interest expense
  Salaries and employee
   benefits..............          95,680             81,268             72,556
  Net occupancy expense..          10,793              9,396              8,990
  Furniture and equipment
   expense...............          13,878             11,075              9,567
  Deposit insurance......               2              4,095              7,909
  Other..................          54,085             47,285             40,096
                          ---------------    ---------------    ---------------
    Total non-interest
     expense.............         174,438            153,119            139,118
                          ---------------    ---------------    ---------------
Income before income
 taxes...................          95,949             88,775             92,801
Provision for income
 taxes...................          25,177             23,210             22,762
                          ---------------    ---------------    ---------------
Net income...............        $ 70,772           $ 65,565           $ 70,039
                          ===============    ===============    ===============
Net income per share.....        $   2.30           $   2.12           $   2.18
Cash dividends declared
 per share...............       $   1.13 1/2       $   1.01 1/2        $    .94
Weighted average number
 of shares outstanding...      30,820,019         30,966,258         32,169,734

          See accompanying notes to consolidated financial statements.

                  Dauphin Deposit Corporation and Subsidiaries
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994

                                                             (DOLLARS IN THOUSANDS)
                                                                                           NET UNREALIZED
                             COMMON STOCK     ADDITIONAL             TREASURY STOCK        GAIN (LOSS) ON       TOTAL
                          -------------------  PAID-IN   RETAINED  --------------------      SECURITIES     STOCKHOLDERS'
                            SHARES    AMOUNT   CAPITAL   EARNINGS    SHARES     AMOUNT   AVAILABLE-FOR-SALE    EQUITY
                          ---------- -------- ---------- --------  ----------  --------  ------------------ -------------
BALANCE, DECEMBER 31,
 1993...................  32,641,614 $163,208  $11,213   $333,774    (134,200)  ($2,120)      $               $506,075
Cumulative effect of
 adoption of SFAS 115,
 net of taxes...........                                                                        42,080          42,080
Net income..............                                   70,039                                               70,039
Cash dividends
 declared...............                                  (29,892)                                             (29,892)
Acquisition of treasury
 stock..................                                           (1,744,500)  (42,413)                       (42,413)
Sale of treasury stock
 to Employee Stock
 Purchase Plan..........                           419                 70,340     1,068                          1,487
Sale of treasury stock
 under the Stock Option
 Plan of 1986...........                           (21)                24,409       317                            296
Sale of treasury stock
 under the Dividend
 Reinvestment and Stock
 Purchase Plan..........                           (26)                60,606     1,539                          1,513
Debentures converted to
 common stock...........                            37                 26,898       395                            432
Change in net unrealized
 gain (loss) on
 securities available-
 for-sale, net of
 taxes..................                                                                       (83,116)        (83,116)
Tax benefit of stock
 option transactions....                           148                                                             148
                          ---------- --------  -------   --------  ----------  --------       --------        --------
BALANCE, DECEMBER 31,
 1994...................  32,641,614  163,208   11,770    373,921  (1,696,447)  (41,214)       (41,036)        466,649
Net income..............                                   65,565                                               65,565
Cash dividends
 declared...............                                  (31,212)                                             (31,212)
Acquisition of treasury
 stock..................                                             (630,000)  (16,063)                       (16,063)
Sale of treasury stock
 to Employee Stock
 Purchase Plan..........                          (239)                68,429     1,664                          1,425
Sale of treasury stock
 under the Stock Option
 Plan of 1986...........                          (998)               101,742     2,476                          1,478
Sale of treasury stock
 under the Dividend
 Reinvestment and Stock
 Purchase Plan..........                           115                126,446     3,110                          3,225
Debentures converted to
 common stock...........                          (137)                16,059       395                            258
Change in net unrealized
 gain (loss) on
 securities available-
 for-sale, net of
 taxes..................                                                                        54,686          54,686
Tax benefit of stock
 option transactions....                           386                                                             386
Impact of Performance
 Share Agreements.......                           206                                                             206
                          ---------- --------  -------   --------  ----------  --------       --------        --------
BALANCE, DECEMBER 31,
 1995...................  32,641,614  163,208   11,103    408,274  (2,013,771)  (49,632)        13,650         546,603
Net income..............                                   70,772                                               70,772
Cash dividends
 declared...............                                  (34,730)                                             (34,730)
Acquisition of treasury
 stock..................                                             (297,000)   (8,455)                        (8,455)
Sale of treasury stock
 to Employee Stock
 Purchase Plan..........                          (348)                85,920     2,137                          1,789
Sale of treasury stock
 under the Stock Option
 Plan of 1986 and the
 Stock Incentive Plan of
 1995...................                          (766)                99,649     2,442                          1,676
Sale of treasury stock
 under the Dividend
 Reinvestment and Stock
 Purchase Plan..........                           494                117,009     2,930                          3,424
Debentures converted to
 common stock...........                          (303)                33,308       838                            535
Change in net unrealized
 gain (loss) on
 securities available-
 for-sale, net of
 taxes..................                                                                       (12,073)        (12,073)
Tax benefit of stock
 option transactions....                           437                                                             437
Impact of Performance
 Share Agreements.......                           467                                                             467
                          ---------- --------  -------   --------  ----------  --------       --------        --------
BALANCE, DECEMBER 31,
 1996...................  32,641,614 $163,208  $11,084   $444,316  (1,974,885) $(49,740)      $  1,577        $570,445
                          ========== ========  =======   ========  ==========  ========       ========        ========

          See accompanying notes to consolidated financial statements.

                  Dauphin Deposit Corporation and Subsidiaries
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1996, 1995 and 1994

                                                      (IN THOUSANDS)
                                                 1996        1995       1994
                                              -----------  ---------  ---------
Operating activities
  Net income................................  $    70,772  $  65,565  $  70,039
  Adjustments:
    Provision for loan losses...............        6,000      5,608      7,494
    Provision for depreciation, amortization
     and accretion..........................        6,633     11,316     11,867
    Provision for deferred income taxes.....        3,165      4,133      3,994
    Securities gains, net...................       (1,634)    (2,261)    (3,304)
    (Increase) decrease in interest
     receivable.............................       (4,445)     1,325     (2,222)
    Increase (decrease) in accrued expenses
     and taxes..............................          880     19,013     (3,064)
    Gain on sale of loans held for sale.....       (2,427)    (5,961)    (1,473)
    Net increase in assets held for sale....     (117,589)   (35,599)      (294)
    Other, net..............................      (46,803)   (13,918)   (14,339)
                                              -----------  ---------  ---------
      Net cash provided (used) by operating
       activities...........................      (85,448)    49,221     68,698
                                              -----------  ---------  ---------
Investing activities
  Proceeds from sales of investment
   securities available-for-sale............       96,879    252,613    201,395
  Proceeds from maturities of investment
   securities available-for-sale............      657,471    356,977    480,030
  Purchases of investment securities
   available-for-sale.......................   (1,043,171)  (526,811)  (481,357)
  Net increase in loans.....................     (236,734)  (231,067)  (330,366)
  Sale of residential mortgage and other
   consumer loans...........................                  39,507     52,544
  Net purchases of premises and equipment...      (11,546)   (12,139)    (8,268)
  Net proceeds from sale of subsidiary,
   Farmers Savings Bank, FSB................                                797
  Purchase of Eastern Mortgage Services,
   Inc......................................                            (21,038)
                                              -----------  ---------  ---------
      Net cash used for investing
       activities...........................     (537,101)  (120,920)  (106,263)
                                              -----------  ---------  ---------
Financing activities
  Net increase (decrease) in deposit
   accounts.................................       79,034    434,652    (60,410)
  Net increase (decrease) in short-term
   borrowings...............................      433,469   (262,616)   224,869
  Issuance of long-term debt................      150,000
  Repayments of long-term debt..............      (35,293)   (51,097)      (122)
  Issuance of treasury stock................        6,837      6,083      3,281
  Acquisition of treasury stock.............       (8,455)   (16,063)   (42,413)
  Cash dividends paid.......................      (33,654)   (30,836)   (29,024)
                                              -----------  ---------  ---------
      Net cash provided by financing
       activities...........................      591,938     80,123     96,181
                                              -----------  ---------  ---------
      Increase (decrease) in cash and cash
       equivalents..........................      (30,611)     8,424     58,616
Cash and cash equivalents at beginning of
 period.....................................      219,335    210,911    152,295
                                              -----------  ---------  ---------
Cash and cash equivalents at end of period..  $   188,724  $ 219,335  $ 210,911
                                              ===========  =========  =========
Cash........................................  $   176,024  $ 218,785  $ 202,911
Overnight federal funds sold................       12,700        550
                                              -----------  ---------  ---------
Total cash and cash equivalents at end of
 period.....................................  $   188,724  $ 219,335  $ 202,911
                                              ===========  =========  =========
Total interest paid.........................  $   214,016  $ 182,478  $ 153,527
Total income taxes paid.....................       17,951     12,715     20,495
Schedule of non-cash investing and financing
 activities:
  Loans charged off.........................        9,485      8,176      9,400
  Net loan transfers to other real estate
   owned....................................        3,073      2,508      4,563
  Conversion of convertible subordinated
   debentures...............................          535        258        432
  Securitization of mortgage loans..........       23,865     77,085

          See accompanying notes to consolidated financial statements.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The following is a description of the more significant accounting policies of Dauphin Deposit Corporation and subsidiaries.

BUSINESS

  Dauphin Deposit Corporation (Dauphin) is a bank holding company, incorporated under the laws of the Commonwealth of Pennsylvania in 1974. Dauphin's wholly-owned bank subsidiary is Dauphin Deposit Bank and Trust Company (the Bank), through which Dauphin provides banking services. The Bank is engaged in the commercial and retail banking and trust business. The Bank's mortgage banking subsidiary, Eastern Mortgage Services, Inc. (Eastern Mortgage) is a full service mortgage banking company which originates, services and sells first and second residential mortgage loans of varying types primarily to the eastern Pennsylvania and New Jersey mortgage markets. Dauphin's wholly-owned subsidiary Hopper Soliday & Co., Inc. (Hopper Soliday) is a Delaware corporation which engages in municipal finance, institutional sales, financial advisory and other general securities businesses permitted for bank holding companies and their non-bank subsidiaries.

BASIS OF FINANCIAL STATEMENT PRESENTATION

  The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. The material estimates that are particularly susceptible to significant change in the near-term relate to the valuation of assets held for sale, the determination of the allowance for loan losses, and the valuation of mortgage servicing rights.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Dauphin and subsidiaries, including its principal subsidiary, the Bank, which includes the Bank of Pennsylvania, Farmers Bank and Valleybank Divisions. All material intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  Investments are to be classified in one of three categories and accounted for as follows: 1) debt securities Dauphin has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost; 2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and 3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of deferred taxes. Management has determined that the entire investment securities portfolio is classified as available-for-sale.

  Premiums and discounts are amortized and accreted over the term of the related securities using a method that approximates the interest method, adjusted for prepayments. Realized gains or losses on the sale of investment securities (determined by the specific identification method) are shown separately in the

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

consolidated statements of income. A decline in the fair value of any investment below cost that is deemed other than temporary results in a reduction of the carrying amount to fair value through a charge to income. Dividend and interest income are recognized when earned.

ASSETS HELD FOR SALE

  Assets held for sale consist of the securities inventory of Hopper Soliday and the loans held for sale inventory of Eastern Mortgage. The securities inventory is recorded at current quoted fair value. The loans held for sale are carried at the lower of aggregate cost or estimated fair value with unrealized losses, if any, recognized through a provision included in non-interest income from mortgage banking. Gains and losses on the sale of loans held for sale are determined using the specific identification method.

LOANS

  Loans are carried at the principal amount outstanding, net of unearned income. Interest income is accounted for on an accrual basis. Interest income is not accrued when, in the opinion of management, its collectibility is doubtful. When a loan is designated as non-accrual, any accrued interest receivable is generally charged against current earnings. Non-accruing loans are returned to accruing status after at least six consecutive months of current performance. Lease income is recorded using the finance method which provides for a level rate of return on the investment outstanding.

  Generally, all non-accrual loans are deemed to be impaired. In addition, management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that Dauphin will be unable to collect all amounts due according to the contractual terms of the loan agreement. In evaluating whether a loan is impaired, management considers not only the amount that Dauphin expects to collect but also the timing of collection. Generally, if a delay in payment is insignificant (for example, less than 90 days), a loan is not deemed to be impaired.

  When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, at the loan's market price or fair value of the collateral if the loan is collateral dependent. The majority of loans deemed to be impaired by management are collateral dependent. Loans are evaluated individually for impairment. Dauphin excludes smaller balance, homogeneous loans (for example, primarily consumer and residential mortgages) from the evaluation for impairment. Impairment losses are included in the allowance for loan losses. Impaired loans are charged off when management believes that the ultimate collectibility of a loan is not likely.

  Income for impaired loans that are on non-accrual status is recognized using the cash basis, while interest on impaired loans that are still accruing is recognized using the accrual method.

  Loan fees and costs of loan origination are deferred and recognized over the life of the loan as a component of interest income, adjusted for prepayments. The amortization of deferred fees and costs is discontinued on non-accrual loans.

ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses is a valuation reserve to absorb losses on loans which may become uncollectible. The provision for loan losses is management's estimate of the amount required to establish a reserve adequate to reflect risks in the loan portfolio of the Bank. Loan losses are charged directly against the allowance for loan losses, and recoveries on previously charged off loans are added to the allowance.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment under capitalized leases are recorded at the lower of the present value of minimum lease payments or the fair value of the leased assets determined at the inception of the lease term. Depreciation charged to operating expense, including amounts applicable to capitalized leases, is computed on the straight-line method for financial reporting and the straight-line and accelerated methods for income tax purposes. Leasehold improvements are capitalized and amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. Maintenance, repairs and minor improvements are charged to expense as incurred; significant renewals and betterments are capitalized.

OTHER ASSETS

  Goodwill is the excess of the purchase price over the fair value of net assets of entities acquired through business combinations that are recorded using the purchase method of accounting. Included in other assets is $13.7 million and $15.5 million of goodwill at December 31, 1996 and 1995, respectively. Goodwill is being amortized using the straight-line method over periods not exceeding 15 years.

  On January 1, 1996, Dauphin adopted the provisions of Statement of Financial Accountings Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption did not have a material effect on Dauphin's consolidated financial position or results of operations.

  Excess servicing fees are computed as the present value of the difference between the estimated future net revenues and normal servicing revenues as established by the federally sponsored secondary market makers. Upon the sale of mortgage loans, excess servicing fees are deferred and amortized over the estimated life of the related mortgages.

  Effective January 1, 1995, Dauphin adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65" (SFAS 122). SFAS 122 amended Statement 65 to require an institution to recognize as separate assets the rights to service mortgage loans for others when a mortgage loan is sold or securitized and servicing rights retained. When capitalizing mortgage servicing rights, Dauphin allocates the total cost of the mortgage loans (the recorded investment in the mortgage loans including net deferred fees or costs and any purchase premium or discount) to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Such fair value is primarily based on observable market prices. Mortgage servicing rights (including purchased mortgage servicing) are amortized in proportion to, and over the period of, estimated net servicing revenue based on management's best estimate of remaining loan lives.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  Dauphin measures the impairment of servicing rights based on the difference between the carrying amount of the servicing rights and their current fair value. Impairment of servicing rights is recognized through a valuation allowance. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value. For the purpose of evaluating and measuring impairment of capitalized mortgage servicing rights, Dauphin stratifies those rights based on the predominant risk characteristics of the underlying loans. Dauphin primarily stratifies mortgage servicing rights by loan type (for example, conventional or government guaranteed and adjustable-rate or fixed-rate mortgage loans) and interest rate. Valuation techniques for measuring fair value incorporate assumptions that market participants use in estimating future servicing income and expense, including assumptions about prepayment, default and interest rates.

DERIVATIVES

  Dauphin's mortgage subsidiary, Eastern Mortgage, has limited involvement with derivative financial instruments. Derivatives are primarily used to manage well-defined interest rate risks, as described in Note 17.

TRUST ASSETS

  Assets held by the Bank in a fiduciary or agency capacity are not included in the consolidated financial statements since such assets are not assets of the Bank. Income from fiduciary activities is recorded on an accrual basis.

BENEFIT PLANS

  Pension plan costs for Dauphin's defined benefit plans are accounted for using the projected unit credit method for measuring net periodic pension cost over the employees' service lives.

  Dauphin's cost of retiree health care and other postretirement benefits are accounted for in accordance with the provisions of Statement of Financial Acccounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

  Dauphin provides benefits to former or inactive employees after employment but before retirement. These costs are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits".

INCOME TAXES

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE

  Net income per share is computed based upon the weighted average number of common shares outstanding and dilutive common equivalent shares from stock options and performance shares using the treasury stock method. The difference between primary and fully diluted earnings per share is not significant in any year.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

CONSOLIDATED STATEMENT OF CASH FLOWS

  For purposes of the consolidated statement of cash flows, Dauphin considers cash and due from banks and overnight federal funds sold to be cash and cash equivalents.

RECLASSIFICATIONS

  Certain reclassifications have been made to prior year amounts to conform with current year classifications.

2--MERGERS AND ACQUISITIONS

ALLIED IRISH BANKS, P.L.C.

  On January 21, 1997, the Board of Directors of Dauphin approved, and Dauphin entered into, an Agreement and Plan of Merger (Merger Agreement) with Allied Irish Banks, p.l.c. (AIB) and its United States banking subsidiary, First Maryland Bancorp (FMB). The Merger Agreement provides for the merger of Dauphin into FMB, with FMB as the surviving corporation (Merger).

  In the Merger, shareholders of Dauphin will receive, in exchange for their shares of Common Stock, either (i) $43 in cash (Per Share Cash Consideration) or (ii) that number (Exchange Ratio) of AIB American Depository Shares (AIB
ADS) having a Closing Market Price (as defined below) equal to $43, provided, that if the Closing Market Price of an AIB ADS is less than $37 per AIB ADS then the Exchange Ratio will be fixed at 1.162 and if the Closing Price of an AIB ADS is greater than $43 per AIB ADS then the Exchange Ratio will be fixed at 1.000 (Per Share Stock Consideration). If the market price of an AIB ADS as of a determination date shortly prior to closing is less than $32 (corresponding to a value of the Per Share Stock Consideration of $37.19), then Dauphin has the right to terminate the Merger Agreement unless AIB adjusts the Exchange Ratio such that the value of the Per Share Stock Consideration is not less than $37.19.

  AIB ADS are traded on the New York Stock Exchange under the symbol AIB. Each AIB ADS represents six ordinary shares of AIB (AIB Ordinary Shares), which are traded on the London and Irish stock exchanges, and may be converted into AIB Ordinary Shares at any time.

  The Closing Market Price means the average closing price on the New York Stock Exchange for the ten New York Stock Exchange trading days ending on the fifth business day prior to the closing date of the Merger.

  Shareholders of Dauphin will be entitled to elect whether to receive the Per Share Cash Consideration or the Per Share Stock Consideration for their shares, provided that not less than 51% of the outstanding shares of Dauphin's Common Stock will be exchanged for the Per Share Stock Consideration. If elections to receive the Per Share Stock Consideration, combined with shares as to which no election is made, constitute less than 51% of the outstanding shares of Dauphin's Common Stock, then shares as to which an election has been made to receive the Per Share Cash Consideration will be selected at random to be exchanged for the Per Share Stock Consideration notwithstanding such election.

  In connection with the Merger Agreement, Dauphin has entered into a Stock Option Agreement in favor of AIB, granting AIB an option to acquire 6,112,088 shares of Dauphin's Common Stock (19.9% of the outstanding shares) at an exercise price of $33 3/16 per share.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  The Merger is subject to regulatory approvals in the United States and Ireland, and will require the approval of the shareholders of Dauphin and AIB. It is anticipated that the Merger will be consummated in the third quarter of 1997. The merger is not expected to have a material impact on the realizability of Dauphin's assets and liabilities.

EASTERN MORTGAGE

  On July 1, 1994, Dauphin acquired Eastern Mortgage, a mortgage banking company headquartered in Trevose, Pennsylvania, for approximately $21.0 million in cash pursuant to a definitive agreement signed in May 1994. The acquisition was accounted for using the purchase method of accounting. Therefore, the results of operations of Eastern Mortgage from the date of acquisition are included with the results of Dauphin. The excess of the purchase price over the fair value of the net identifiable assets acquired of $12.5 million has been recorded as goodwill and is being amortized on a straight-line basis over 15 years.

3--RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS AND INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these required reserve balances at December 31, 1996 and 1995 was approximately $41,306,000 and $80,353,000, respectively.

  The Bank is required to maintain an investment in Federal Home Bank of Pittsburgh stock of $15,559,200 which is carried at original cost and included with equity securities.

4--INVESTMENT SECURITIES AVAILABLE-FOR-SALE

  The amortized cost and fair value of investment securities available-for-sale are as follows:

                                                  (IN THOUSANDS)
                                                 DECEMBER 31, 1996
                                    -------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                       COST      GAINS      LOSSES     VALUE
                                    ---------- ---------- ---------- ----------
U.S. Treasury securities and other
 U.S. government agencies and
 corporations.....................  $  799,155  $ 1,154    $ (7,151) $  793,158
Obligations of states and
 political subdivisions...........     345,020   12,026      (1,517)    355,529
Debt securities issued by foreign
 governments......................       1,000                            1,000
Corporate securities..............      11,515       82          (1)     11,596
Mortgage-backed securities........     955,421    6,556      (9,700)    952,277
                                    ----------  -------    --------  ----------
  Total debt securities...........   2,112,111   19,818     (18,369)  2,113,560
Equity securities.................      55,669      978                  56,647
                                    ----------  -------    --------  ----------
  Total investment securities
   available-for-sale.............  $2,167,780  $20,796    $(18,369) $2,170,207
                                    ==========  =======    ========  ==========

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

                                                  (IN THOUSANDS)
                                                 DECEMBER 31, 1995
                                    -------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                       COST      GAINS      LOSSES     VALUE
                                    ---------- ---------- ---------- ----------
U.S. Treasury securities and other
 U.S. government agencies and
 corporations.....................  $  804,086  $ 6,413    $  (136)  $  810,363
Obligations of states and
 political subdivisions...........     287,697   15,639       (634)     302,702
Debt securities issued by foreign
 governments......................         800                              800
Corporate securities..............      22,736      351                  23,087
Mortgage-backed securities........     705,279    7,215     (7,882)     704,612
                                    ----------  -------    -------   ----------
  Total debt securities...........   1,820,598   29,618     (8,652)   1,841,564
Equity securities.................      19,272       33                  19,305
                                    ----------  -------    -------   ----------
  Total investment securities
   available-for-sale.............  $1,839,870  $29,651    $(8,652)  $1,860,869
                                    ==========  =======    =======   ==========

  The amortized cost and fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             (IN THOUSANDS)
                                                            DECEMBER 31, 1996
                                                          ---------------------
                                                          AMORTIZED     FAIR
                                                             COST      VALUE
                                                          ---------- ----------
     Due in one year or less............................. $  194,540 $  195,716
     Due after one year through five years...............    670,439    667,467
     Due after five years through ten years..............    168,253    171,740
     Due after ten years.................................    123,458    126,360
                                                          ---------- ----------
                                                           1,156,690  1,161,283
     Mortgage-backed securities..........................    955,421    952,277
                                                          ---------- ----------
       Total debt securities............................. $2,112,111 $2,113,560
                                                          ========== ==========

  Gains and losses from sales of investment securities available-for-sale are as follows:

                                                           (IN THOUSANDS)
                                                         1996    1995    1994
                                                        ------  ------  ------
   Debt securities
     Gross gains....................................... $1,670  $3,496  $3,366
     Gross losses......................................    (43) (1,235) (1,007)
                                                        ------  ------  ------
       Total debt securities...........................  1,627   2,261   2,359
   Equity securities, net..............................      7             945
                                                        ------  ------  ------
       Total securities gains.......................... $1,634  $2,261  $3,304
                                                        ======  ======  ======

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  Proceeds from sales of investment securities available-for-sale are as follows:

                                                            (IN THOUSANDS)
                                                        1996     1995     1994
                                                       ------- -------- --------
   Debt securities.................................... $96,481 $252,613 $199,083
   Equity securities..................................     398             2,312
                                                       ------- -------- --------
     Total proceeds................................... $96,879 $252,613 $201,395
                                                       ======= ======== ========

  Securities with a carrying value of $1,526,658,000 at December 31, 1996 and $1,053,541,000 at December 31, 1995 are pledged to secure public deposits and for other purposes as provided by law.

5--LOANS

  The loan portfolio, net of unearned income, at December 31, 1996 and 1995 is as follows:

                                                            (IN THOUSANDS)
                                                            1996        1995
                                                         ----------  ----------
     Commercial, financial and agricultural:
       Commercial secured by real estate................ $  732,953  $  640,670
       Agricultural.....................................     36,290      36,415
       Other............................................    795,202     719,137
     Real estate, construction..........................    114,234      97,444
     Real estate, residential...........................    391,105     446,059
     Consumer:
       Home equity......................................    451,742     385,194
       Installment and credit card......................    481,073     507,425
     Lease financing....................................    198,850     150,943
     Unearned income....................................     (1,415)     (1,949)
                                                         ----------  ----------
         Total loans.................................... $3,200,034  $2,981,338
                                                         ==========  ==========

  Included within the loan portfolio are loans on which the Bank has ceased the accrual of interest and restructured loans. Such loans amounted to $16,154,000 and $12,103,000 at December 31, 1996 and 1995, respectively. If interest income had been recorded on all such loans outstanding during the years 1996, 1995 and 1994, interest income would have been increased as shown in the following table:

                                                               (IN THOUSANDS)
                                                              1996 1995  1994
                                                              ---- ---- ------
      Interest income which would have been recorded under
       original terms........................................ $759 $743 $1,187
      Interest income recorded during the period.............  326  395    477
                                                              ---- ---- ------
      Net impact on interest income.......................... $433 $348 $  710
                                                              ==== ==== ======

  On December 31, 1996 and 1995 the balance of impaired loans was $12.1 million and $11.7 million, respectively. In 1996, impaired loans of $10.5 million have a related allowance for loan losses of $4.7 million and the remaining impaired loans of $1.6 million have no related allowance for loan losses. In 1995, impaired loans of $8.2 million have a related allowance for loan losses of $3.8 million and the remaining impaired loans of $3.5 million have no related allowance for loan losses. The average balance of impaired loans for 1996 and 1995 was $13.3 million and $8.4 million and the interest recognized for the year was $1.3 million and $.7 million,

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

respectively. The interest income includes $1.0 million and $.4 million, respectively, that was recorded on the cash basis.

  The Bank does not have any significant commitments to lend additional funds on non-accrual, restructured or impaired loans at December 31, 1996.

  The Bank has granted loans to officers, directors and their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans, which excludes aggregate loans totaling less than $60,000 to any one related party, is as follows:

                                                                  (IN THOUSANDS)
     Balance--January 1, 1996....................................   $ 119,393
     New loans...................................................     219,352
     Repayments..................................................    (217,461)
                                                                    ---------
     Balance--December 31, 1996..................................   $ 121,284
                                                                    =========

6--ALLOWANCE FOR LOAN LOSSES

  An analysis of the changes in the allowance for loan losses is as follows:

                                                            (IN THOUSANDS)
                                                         1996    1995    1994
                                                        ------- ------- -------
     Balance, beginning of year........................ $41,737 $40,216 $39,182
       Allowance of subsidiary sold....................                    (101)
       Provision charged to operations.................   6,000   5,608   7,494
       Recoveries on loans charged off.................   4,633   4,089   3,041
                                                        ------- ------- -------
                                                         52,370  49,913  49,616
       Loans charged off...............................   9,485   8,176   9,400
                                                        ------- ------- -------
     Balance, end of year.............................. $42,885 $41,737 $40,216
                                                        ======= ======= =======

7--PREMISES AND EQUIPMENT

  A summary of premises and equipment at December 31, 1996 and 1995 is as follows:

                                                            (IN THOUSANDS)
                                               ESTIMATED   ------------------
                                              USEFUL LIFE    1996      1995
                                             ------------- --------  --------
     Land...................................               $ 10,200  $ 10,352
     Premises............................... 5 to 40 years   77,171    75,659
     Leasehold improvements................. 2 to 40 years    4,080     2,476
     Equipment.............................. 3 to 10 years   55,607    55,753
                                                           --------  --------
                                                            147,058   144,240
     Accumulated depreciation and
      amortization..........................                (73,232)  (72,678)
                                                           --------  --------
         Total..............................               $ 73,826  $ 71,562
                                                           ========  ========

  Depreciation and amortization amounted to $9,205,000 for 1996, $7,665,000 for 1995 and $6,834,000 for 1994.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

8--MORTGAGE BANKING

  Mortgage loans serviced for others are not included in the consolidated balance sheets. The outstanding balance of these loans at year-end and a breakdown of mortgage banking income during the year are presented below:

                                                      (IN THOUSANDS)
                                                1996       1995       1994
                                             ---------- ---------- ----------
     Total loans serviced for others at
      year-end.............................. $1,400,722 $1,283,435 $1,015,745
                                             ========== ========== ==========
     Gain on sale of loans.................. $    2,116 $    1,946 $    1,757
     Other origination income...............      7,029      5,989      2,841
     Mortgage servicing fees, net...........     21,993      9,749      1,241
     Gain on sale of servicing..............      1,256      1,046      1,623
                                             ---------- ---------- ----------
       Total mortgage banking income........ $   32,394 $   18,730 $    7,462
                                             ========== ========== ==========

  An analysis of the activity of excess, purchased, and originated mortgage servicing rights for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                          (IN THOUSANDS)
                                                    EXCESS  PURCHASED ORIGINATED
                                                    ------  --------- ----------
     Balance--January 1, 1994...................... $1,607   $         $
     Additions.....................................  1,434    8,547
     Amortization..................................   (588)    (503)
                                                    ------   ------    -------
     Balance--December 31, 1994....................  2,453    8,044
     Additions.....................................    546               7,169
     Amortization..................................   (911)  (1,641)      (495)
                                                    ------   ------    -------
     Balance--December 31, 1995....................  2,088    6,403      6,674
     Additions.....................................             435     18,233
     Sales.........................................          (3,822)   (12,169)
     Amortization..................................   (599)    (630)      (899)
                                                    ------   ------    -------
     Balance--December 31, 1996.................... $1,489   $2,386    $11,839
                                                    ======   ======    =======

  The fair value of purchased and originated servicing rights was $14.7 million at December 31, 1996. As of and for the year ended December 31, 1996, there was no valuation allowance for purchased and originated servicing rights.

9--DEPOSITS

  A summary of deposits at December 31, 1996 and 1995 is as follows:

                                                             (IN THOUSANDS)
                                                             1996       1995
                                                          ---------- ----------
   Non-interest bearing deposits......................... $  521,387 $  518,004
   Interest bearing demand deposits......................    504,506    492,079
   Savings deposits......................................    399,008    412,185
   Money market deposit accounts.........................    378,286    475,815
   Time deposits.........................................  1,656,098  1,592,379
   Time deposits of $100,000 or more.....................    569,285    459,074
                                                          ---------- ----------
     Total............................................... $4,028,570 $3,949,536
                                                          ========== ==========

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  Maturities of time deposits for each of the next five years are as follows:

                                                                  (IN THOUSANDS)
   1997..........................................................   $1,450,510
   1998..........................................................      481,482
   1999..........................................................      109,658
   2000..........................................................       45,401
   2001..........................................................       95,613

10--SHORT-TERM BORROWINGS

  Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings generally mature within one to ninety days from the transaction date.

  A summary of aggregate short-term borrowings is as follows for the years ended December 31, 1996, 1995 and 1994:

                                                  (DOLLARS IN THOUSANDS)
                                                  1996       1995      1994
                                               ----------  --------  --------
   Overnight federal funds purchased.......... $  522,650  $266,370  $438,490
   Term federal funds purchased...............     75,000             260,000
   Eurodollars purchased......................                1,672
   Federal Home Loan Bank borrowings..........              149,000
   Securities sold under agreements to
    repurchase................................    447,581   233,830   196,021
   U.S. Treasury tax and loan notes...........     66,399    27,289    46,266
                                               ----------  --------  --------
     Total short-term borrowings.............. $1,111,630  $678,161  $940,777
                                               ==========  ========  ========
   Average interest rate at year-end..........       5.86%     5.33%     5.88%
   Maximum amount outstanding at any month-
    end....................................... $1,219,758  $958,804  $940,777
   Average amount outstanding................. $  998,730  $646,537  $778,906
   Weighted average interest rate.............       5.20%     5.55%     4.12%

  The securities that serve as collateral for the securities sold under agreements to repurchase are under Dauphin's control.

  The Bank has approved federal funds lines of credit that amounted to approximately $1,852,000,000 at December 31, 1996.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

11--LONG-TERM DEBT

  The following is a summary of long-term debt at December 31, 1996 and 1995:

                                                               (IN THOUSANDS)
                                                                1996    1995
                                                              -------- -------
   Dauphin Deposit Corporation
    8.70% Senior Notes due 1996.............................. $        $35,000
    9% Convertible Subordinated Debentures due June 1999,
     convertible into common stock at $16.06 per share.......    4,420   4,955
    Variable rate mortgage (collateralized by premises)......              235
   Dauphin Deposit Bank and Trust Company
    Advance from The Federal Home Loan Bank of Pittsburgh....  150,000
                                                              -------- -------
                                                               154,420  40,190
   Obligations under capitalized lease.......................      351     409
                                                              -------- -------
     Total................................................... $154,771 $40,599
                                                              ======== =======

  The borrowing of $150,000,000 is a five-year, 4.92% fixed-rate advance in which the Federal Home Loan Bank of Pittsburgh has the option to convert to a LIBOR adjustable-rate advance at three-month LIBOR plus three basis points after the first three months, or quarterly thereafter. The Bank has the option to accept the LIBOR funding or put the funds back to the Federal Home Loan Bank of Pittsburgh without penalty.

  Aggregate long-term debt maturities, for each of the next five years are as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
   1997..........................................................    $     68
   1998..........................................................          44
   1999..........................................................       4,458
   2000..........................................................          44
   2001..........................................................     150,050

12--REGULATORY MATTERS

  Dauphin and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Dauphin's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Dauphin and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Dauphin's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require Dauphin and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that Dauphin and the Bank meet all capital adequacy requirements to which they are subject.

  As of December 31, 1996, the most recent notifications from the Federal Reserve categorized Dauphin and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

well capitalized Dauphin and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed Dauphin's or the Bank's category.

  Dauphin's and the Bank's actual capital amounts and ratios are also presented below. There was no deduction from capital for interest rate risk for Dauphin or the Bank.

                                            (DOLLARS IN THOUSANDS)
                                                                          TO BE WELL CAPITALIZED
                                             FOR CAPITAL                 UNDER PROMPT CORRECTIVE
                              ACTUAL      ADEQUACY PURPOSES                 ACTION PROVISIONS
                          --------------  -------------------            -------------------------
                           AMOUNT  RATIO    AMOUNT    RATIO                 AMOUNT       RATIO
                          -------- -----  ---------- --------            ------------- -----------
As of December 31, 1996:
 Total Capital (to Risk
  Weighted Assets):
  Dauphin...............  $599,811 14.03% $  328,424   greater than      $  410,530    greater than
                                                       or equal to 8.0%                or equal to 10.0%
  The Bank..............   518,925 12.82%    323,945   greater than         404,931    greater than
                                                       or equal to 8.0%                or equal to 10.0%
 Tier 1 Capital (to Risk
  Weighted Assets):
  Dauphin...............   555,158 13.25%    164,212   greater than         246,318    greater than
                                                       or equal to 4.0%                or equal to  6.0%
  The Bank..............   476,040 11.76%    161,972   greater than         242,958    greater than
                                                       or equal to 4.0%                or equal to  6.0%
 Tier 1 Capital (to Av-
  erage Assets):
  Dauphin...............   555,158  9.47%    234,460   greater than         293,075    greater than
                                                       or equal to 4.0%                or equal to  5.0%
  The Bank..............   476,040  8.20%    232,213   greater than         290,267    greater than
                                                       or equal to 4.0%                or equal to  5.0%
As of December 31, 1995:
 Total Capital (to Risk
  Weighted Assets):
  Dauphin...............  $537,012 14.87% $  288,881   greater than      $  361,101    greater than
                                                       or equal to 8.0%                or equal to 10.0%
  The Bank..............   515,440 14.40%    286,443   greater than         358,054    greater than
                                                       or equal to 8.0%                or equal to 10.0%
 Tier 1 Capital (to Risk
  Weighted Assets):
  Dauphin...............   505,033 13.99%    144,440   greater than         216,661    greater than
                                                       or equal to 4.0%                or equal to  6.0%
  The Bank..............   473,703 13.23%    143,221   greater than         214,832    greater than
                                                       or equal to 4.0%                or equal to  6.0%
 Tier 1 Capital (to Av-
  erage Assets):
  Dauphin...............   505,033 10.00%    202,004   greater than         252,505    greater than
                                                       or equal to 4.0%                or equal to  5.0%
  The Bank..............   473,703  9.49%    199,653   greater than         249,566    greater than
                                                       or equal to 4.0%                or equal to  5.0%

  Certain restrictions exist regarding the ability of the subsidiaries to transfer funds to Dauphin in the form of cash dividends. The Bank may not pay dividends to Dauphin, which would allow these risk-based capital ratios to fall below the minimum capital requirements. Under these policies and subject to the restrictions applicable to the Bank, the Bank could declare, without prior regulatory approval, aggregate dividends of $2.0 million, plus net profits for 1997.

13--INCOME TAXES

  The provision for income taxes, consisting primarily of Federal income taxes, for the years 1996, 1995 and 1994, consists of the following:

                                                             (IN THOUSANDS)
                                                          1996    1995    1994
                                                         ------- ------- -------
   Current taxes........................................ $22,012 $19,077 $18,768
   Deferred taxes.......................................   3,165   4,133   3,994
                                                         ------- ------- -------
     Total.............................................. $25,177 $23,210 $22,762
                                                         ======= ======= =======

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  A reconciliation between the effective income tax rate and the statutory rate follows:

                                                               (IN THOUSANDS)
                                                              1996  1995  1994
                                                              ----  ----  -----
   Statutory Federal income tax rate......................... 35.0% 35.0%  35.0%
   Tax exempt income......................................... (8.5) (8.9) (10.5)
   Other, net................................................  (.3)
                                                              ----  ----  -----
   Effective income tax rate................................. 26.2% 26.1%  24.5%
                                                              ====  ====  =====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996, 1995 and 1994 are as follows:

                                                         (IN THOUSANDS)
                                                         1996      1995
                                                       --------  --------
   Deferred tax assets:
     Gross unrealized losses on investment securities
      available-for-sale.............................. $  6,429  $  3,029
     Allowance for loan losses........................   14,882    15,322
     Employee benefit programs........................    3,365     2,443
     Other............................................      972     1,031
                                                       --------  --------
       Total gross deferred tax assets................   25,648    21,825
                                                       --------  --------
   Deferred tax liabilities:
     Gross unrealized gains on investment securities
      available-for-sale..............................   (7,279)  (10,378)
     Depreciation.....................................   (3,144)   (3,070)
     Lease financing transactions.....................  (20,669)  (14,610)
     Prepaid pension..................................   (1,255)   (1,126)
     Mortgage servicing rights........................   (6,068)   (2,959)
     Prepaid expenses.................................   (1,262)     (894)
     Other............................................   (1,812)   (1,464)
                                                       --------  --------
       Total gross deferred tax liabilities...........  (41,489)  (34,501)
                                                       --------  --------
       Net deferred tax asset (liability)............. $(15,841) $(12,676)
                                                       ========  ========

  Included in the table above is the recognition of certain temporary differences for which no deferred tax expense or benefit was recognized in the consolidated statements of income. Such items include unrealized gains and losses on certain investments in debt and equity securities and book and tax basis differences relating to business combinations accounted for under the purchase method of accounting.

  Management is of the opinion that it is more likely than not that the deferred tax asset of $25,648,000 will be realized since Dauphin has had a long history of earnings and has carryback potential greater than the deferred tax asset. Management is not aware of any evidence that would preclude Dauphin from ultimately realizing this asset.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

14--BENEFIT PLANS

  The Bank has a noncontributory defined benefit pension plan covering substantially all employees. The Plan's benefit formulas generally base payments to retired employees upon their length of service and a percentage of qualifying compensation during the final years of employment. Dauphin's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

  The following table sets forth the pension plan's funded status and amounts recognized in Dauphin's consolidated financial statements at December 31, 1996 and 1995:

                                                              (IN THOUSANDS)
                                                               1996     1995
                                                             -------  -------
   Actuarial present value of benefit obligations:
     Vested................................................. $37,573  $43,235
     Non-vested.............................................   7,337    1,811
                                                             -------  -------
       Accumulated benefit obligation.......................  44,910   45,046
   Effects of future compensation levels....................   7,622    9,164
                                                             -------  -------
   Projected benefit obligation.............................  52,532   54,210
   Plan assets at fair value................................  69,219   63,532
                                                             -------  -------
   Excess of plan assets over the projected benefit
    obligation..............................................  16,687    9,322
   Unrecognized net asset being amortized over 15 years.....  (2,954)  (3,664)
   Unrecognized prior service cost..........................     100      275
   Unrecognized gain........................................  (9,065)  (1,620)
                                                             -------  -------
   Prepaid pension cost included in the consolidated
    financial statements.................................... $ 4,768  $ 4,313
                                                             =======  =======

  The assumptions used in determining the actuarial present value of the projected benefit obligation and the expected rate of return on plan assets are as follows:

                                                                     1996  1995
                                                                     ----  ----
   Expected return on plan assets................................... 8.50% 8.50%
   Discount rate.................................................... 7.50  7.00
   Rate of increase in future compensation levels................... 5.00  4.50

  Net pension expense (credit) for 1996, 1995 and 1994 was comprised of the following:

                                                         (IN THOUSANDS)
                                                     1996      1995     1994
                                                    -------  --------  -------
   Service cost.................................... $ 1,920  $  1,568  $ 1,812
   Interest cost on projected benefit obligation...   3,815     3,648    3,312
   Return on plan assets...........................  (8,369)  (10,989)    (402)
   Net amortization and deferral...................   2,529     5,791   (4,623)
                                                    -------  --------  -------
     Net pension expense (credit).................. $  (105) $     18  $    99
                                                    =======  ========  =======

  Plan assets are primarily invested in listed stocks (including 107,000 shares of Dauphin at December 31, 1996 and 1995) and U.S. Treasury and federal agency securities.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  Dauphin provides substantially all employees with postretirement benefits other than pensions, which include health and life insurance. These postretirement benefits other than pensions are currently not funded. The status of the plan at December 31, 1996 and 1995 is as follows:

                                                            (IN THOUSANDS)
                                                             1996     1995
                                                            -------  -------
   Actuarial present value of accumulated postretirement
    benefit obligation:
     Retirees.............................................. $ 9,381  $ 9,975
     Fully eligible active plan participants...............     440      633
     Other active plan participants........................   4,761    3,991
                                                            -------  -------
                                                             14,582   14,599
   Unrecognized transition liability being amortized over
    20 years...............................................  (8,477)  (9,042)
   Unrecognized prior service cost.........................    (650)    (757)
   Unrecognized net loss...................................   1,851    1,093
                                                            -------  -------
   Accrued postretirement obligation....................... $ 7,306  $ 5,893
                                                            =======  =======

  The assumptions used in determining the actuarial present value of the accumulated postretirement benefit obligation are as follows:

                                                                     1996  1995
                                                                     ----  ----
   Discount rate.................................................... 7.50% 7.00%
   Rate of increase in future compensation levels................... 5.00  4.50

  The cost for postretirement benefits other than pensions for 1996, 1995 and 1994 consisted of the following components:

                                                            (IN THOUSANDS)
                                                          1996   1995    1994
                                                         ------ ------  ------
   Service cost......................................... $  504 $  348  $  506
   Interest cost on accumulated postretirement benefit
    obligation..........................................  1,035    989   1,313
   Amortization of transition obligation................    565    565     565
   Amortization of past service cost....................     65     65      65
   Net amortization and deferral........................           (89)    174
                                                         ------ ------  ------
    Net postretirement benefit cost..................... $2,169 $1,878  $2,623
                                                         ====== ======  ======

  The assumed postretirement health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 16 1/2% in 1992, the year of adoption, decreasing to an ultimate rate of 5 1/2% in 2005 (10% at December 31, 1996) and thereafter over the projected payout period of benefits.

  The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend would increase the accumulated postretirement benefit obligation by $1,615,000 at December 31, 1996 and increase the aggregate of the service and interest cost components by $209,000 for the year ended December 31, 1996.

  Dauphin offers a savings plan for all eligible employees. Under the plan, Dauphin contributes 25% of the participants' contribution which cannot exceed 10% of their salaries. Participants' contributions are at all times fully vested, and Dauphin's contributions become fully vested with two years of service. Contributions to the plan amounted to $670,000, $581,000 and $563,000 during 1996, 1995 and 1994, respectively.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

15--STOCK-BASED COMPENSATION PLANS

  At December 31, 1996 Dauphin had four stock-based compensation plans, which are described below. Dauphin applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for the stock option plans or the employee stock purchase plan. The compensation cost that has been charged against income for the Performance Share Agreements was $.9 million for 1996 and $.4 million for 1995. Had compensation cost for Dauphin's stock-based compensation plans been determined in accordance with the fair value method of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", Dauphin's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 1996               1995
                                          ------------------ ------------------
   Net income:
     As reported......................... $           70,772 $           65,565
     Pro forma........................... $           70,257 $           65,406
   Primary earnings per share:
     As reported......................... $             2.30 $             2.12
     Pro forma........................... $             2.28 $             2.11

  The effects of applying SFAS 123 for 1996 and 1995 are not indicative of future amounts, until SFAS 123 has been applied to all outstanding non-vested awards.

Employee Stock Purchase Plan

  Under the employee stock purchase plan, all eligible employees may purchase shares of Dauphin's common stock through payroll deductions (limited to an amount aggregating 10% of annual base pay). The purchase price, established 30 days prior to the offering date, is not less than 85% or more than 100% of the average market price on the offering date or exercise date, whichever is lower. 2,500,000 shares of common stock have been authorized to be offered under the plan, of which 812,894 shares have been issued. Because of a difference between the plan offering date, and Dauphin's year-end, no shares were under option at December 31, 1996.

  Under SFAS 123, compensation cost is recognized for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1996 and 1995, respectively: dividend yield of 3.96% and 4.08%; an expected life of one year for both years; expected volatility of 23.01% and 17.79%; and risk free interest rates of 5.74% and 5.61%. The fair value of those purchase rights granted in 1996 and 1995 were $6.64 and $5.23, respectively.

Stock Option Plans

  During 1987, the shareholders approved the adoption of the Stock Option Plan of 1986 (1986 Plan). Under the 1986 Plan, Dauphin may grant either qualified or non-qualified stock options to key employees for the purchase of up to 1,193,000 shares of common stock. During 1995, the shareholders approved the adoption of the 1995 Stock Incentive Plan (1995 Plan). Under the 1995 Plan, Dauphin may grant incentive stock options, non-qualified stock options, restricted stock awards, performance share awards and other awards that provide a participant with the right to purchase or otherwise acquire Dauphin common stock or that are valued by reference to the market value of Dauphin common stock. Under the 1995 Plan, Dauphin may grant up to 2,000,000 shares of common stock. The exercise price of options granted may not be less than 85% of the fair

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

market value of Dauphin's common stock at the date of grant. Options become exercisable over periods of one to five years and expire ten years from the date of grant, and become fully vested upon a change in control.

  The fair value of each option granted under the 1986 and 1995 plans was estimated using the Black-Scholes option-pricing model with the following assumptions for 1996 and 1995, respectively: dividend yield of 3.91% and 4.17%; an expected life of six years for both years; expected volatility of 21.23% and 20.85%; and risk free interest rates of 6.46% and 6.12%. The fair value of those options granted in 1996 and 1995 were $6.32 and $4.82, respectively.

  During 1996, the shareholders approved the adoption of the Non-Employee Directors' Stock Plan of 1996 (the Directors' Plan). Under the Directors' Plan, Dauphin may grant non-qualified stock options to non-employee directors for the purchase of up to 150,000 shares of common stock. In addition, non-employee Directors are permitted to defer cash fees in the form of deferred stock. The exercise price of options granted must be 100% of the fair market value of Dauphin's common stock at the date of grant. Options become exercisable after one year and expire ten years from the date of grant.

  The fair value of each option granted under the 1996 director's plan was estimated using the Black-Scholes option-pricing model with the following assumptions for 1996: dividend yield of 4.00%; an expected life of three years; expected volatility of 19.82%; and a risk free interest rate of 6.19%. The fair value of those options granted in 1996 was $4.19.

  Stock option transactions during 1996, 1995, and 1994 are summarized below:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                        SHARES    EXERCISE PRICE
                                                       ---------  --------------
   Balance, December 31, 1993.........................   702,396      $18.52
     Granted..........................................   160,500      $25.63
     Exercised........................................   (31,057)     $14.44
     Terminated.......................................    (2,400)     $21.10
                                                       ---------
   Balance, December 31, 1994.........................   829,439      $20.04
     Granted..........................................   179,000      $24.00
     Exercised........................................  (109,584)     $15.06
     Terminated.......................................    (5,000)     $25.63
                                                       ---------
   Balance, December 31, 1995.........................   893,855      $21.41
     Granted..........................................   302,000      $29.10
     Exercised........................................  (109,183)     $17.46
     Terminated.......................................    (2,914)     $12.77
                                                       ---------
   Balance, December 31, 1996......................... 1,083,758      $23.97
                                                       =========

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  The following table summarizes information on the stock options outstanding at December 31, 1996:

                                                    WEIGHTED
                                      NUMBER        AVERAGE         WEIGHTED
      RANGE OF                      OUTSTANDING    REMAINING        AVERAGE
   EXERCISE PRICES                  AT 12/31/96 CONTRACTUAL LIFE EXERCISE PRICE
   ---------------                  ----------- ---------------- --------------
    $9.48 to $16.57................    207,098     3.6 years         $14.78
    $23.72 to $25.63...............    575,660     7.2 years         $24.59
    $28.50 to $29.13...............    301,000     9.4 years         $29.10
                                     ---------
    $9.48 to $29.13................  1,083,758     7.1 years         $23.97
                                     =========

  The following table summarizes information on the exercisable stock options at December 31, 1996:

                                                       NUMBER       WEIGHTED
      RANGE OF                                       OUTSTANDING    AVERAGE
   EXERCISE PRICES                                   AT 12/31/96 EXERCISE PRICE
   ---------------                                   ----------- --------------
    $9.48 to $16.57.................................   207,098       $14.78
    $23.72 to $25.63................................   308,200       $24.63
                                                       -------
    $9.48 to $25.63.................................   515,298       $20.67
                                                       =======

Performance Share Agreements

  In 1996 and 1995, Dauphin entered into Performance Share Agreements with certain key employees under the 1995 Plan, as described above. This long-term incentive plan grants these employees Dauphin common stock after a three year period if specific corporate goals are realized. This incentive plan becomes fully vested upon a change in control. There were 48,602 and 45,606 shares granted during 1996 and 1995, respectively.

  The fair value of each share granted was estimated using the Black-Scholes option-pricing model with the following assumptions for 1996 and 1995, respectively: dividend yield of 3.69% and 4.23%; an expected life of three years for both years; expected volatility of 20.32% and 20.07%; and risk free interest rates of 5.26% and 7.84%. The fair value of those options granted in 1996 and 1995 were $25.74 and $20.82, respectively.

16--STOCKHOLDERS' EQUITY

  Dauphin has a shareholders' rights plan that declared a dividend distribution of one Common Stock Purchase Right (a Right) for each outstanding share of Common Stock of Dauphin. The Rights are exercisable only if a person or group of affiliated persons acquires or announces an intention to acquire 18% of the Common Stock of Dauphin and Dauphin's Board of Directors does not redeem the Rights during the specified redemption period. Initially, each Right, upon becoming exercisable, would entitle the holder to purchase from Dauphin one share of Common Stock at the specified exercise price which is subject to adjustment (currently $50 per share). Once the Rights become exercisable, if any person or group acquires 18% of the Common Stock of Dauphin, the holder of a Right, other than the acquiring person or group, will be entitled, among other things, to purchase shares of Common Stock having a value equal to two times the exercise price of the Right. The Board of Directors is entitled to redeem the Rights for $.001 per Right at any time before expiration of the redemption period. The Board of Directors may, at any time after the Rights become exercisable and prior to the time any person becomes a 50% beneficial owner of Dauphin's shares of Common Stock, exchange each of the outstanding Rights (except Rights of the acquiring person or group which are voided) for one share of Common Stock, subject to adjustment. The Rights will expire on January 22, 2000, unless earlier redeemed by Dauphin.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  On January 21, 1997, the Dauphin Board of Directors approved an Amendment to Rights Agreement (Amendment), amending the Rights Agreement dated January 22, 1990 (Rights Agreement) by and between Dauphin and Dauphin Deposit Bank and Trust Company, as Rights Agent. The purpose of the Amendment is to provide that the entering into of the Merger Agreement with AIB and FMB and the Stock Option Agreement described in Note 2 and the completion of the transactions contemplated thereby (including without limitation the Merger and the exercise of the Option (as defined in the Stock Option Agreement)) do not and will not result in the ability of any person to exercise any Rights under the Rights Agreement, or enable or require the Rights (as defined in the Rights Agreement) to separate from the shares of Common Stock to which they are attached or to be triggered or become exercisable. The Amendment was entered into by Dauphin and the Rights Agent as of January 21, 1997, immediately prior to execution of the Merger Agreement.

  During 1994, Dauphin announced that the Board of Directors authorized the repurchase of up to 2,000,000 shares of the outstanding stock. In February 1995, an additional 1,500,000 shares were authorized for repurchase. Available investments are being used to fund the share repurchases. Dauphin will use the shares for general corporate purposes, including the Employee Stock Purchase Plan, Stock Option Plan, the Dividend Reinvestment and Stock Purchase Plan, and other appropriate uses. During 1996 and 1995, Dauphin repurchased 297,000 shares for $8.5 million and 630,000 shares for $16.1 million, respectively.

17--FINANCIAL INSTRUMENTS

Off-Balance-Sheet Risk and Concentrations of Credit Risk

  In the normal course of business, Dauphin is a party to financial instruments with off-balance-sheet risk which meet the financing needs of its customers and/or which reduce Dauphin's exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, financial guarantees and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

  For commitments to extend credit and standby letters of credit, Dauphin's exposure to credit loss in the event of non-performance by the other party is represented by the contractual amount of those instruments. Dauphin uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Dauphin had the following off-balance-sheet financial instruments at December 31:

                                                            (IN THOUSANDS)
                                                            1996       1995
                                                         ---------- ----------
   Amounts representing credit risk:
     Commitments to extend credit....................... $1,735,583 $1,343,251
     Financial and performance standby letters of
      credit............................................    248,227    134,242
     Commercial and similar letters of credit...........        718        900
     Commitments to purchase securities.................                12,365
   Notional or contract amounts of off-balance-sheet
    financial instruments not constituting credit risk:
     Forward commitments to sell in the secondary
      market............................................    133,907     62,455
     Forward commitments to sell to permanent
      investors.........................................     65,244     31,939
     Purchased call and put options.....................     88,500

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  Commitments to extend credit, which include loans and lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Dauphin evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by Dauphin upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by Dauphin to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The terms of the letters of credit vary from one month to 24 months and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Dauphin holds collateral supporting those commitments, as deemed necessary.

  Most of the Bank's business activity is with customers located within the Bank's defined market area, principally Central Pennsylvania. The Eastern Pennsylvania and New Jersey mortgage markets, as well as numerous other states to a lesser degree, are served by Eastern Mortgage, the Bank's mortgage subsidiary. However, the Bank will grant commercial, residential and consumer loans throughout the state. The loan portfolio is well diversified and the Bank does not have any significant industry concentrations of credit risk. However, since a significant share of the Bank's loans are within the geographic area previously defined, a substantial portion of the Bank's debtors' ability to honor their contracts may be significantly affected by the level of economic activity in this area.

Derivative Financial Instruments

  Dauphin's mortgage subsidiary, Eastern Mortgage and Eastern's Capital Market division have limited involvement with derivative financial instruments. Derivatives are used to manage interest rate risks related to the mortgage banking business. Eastern Mortgage is exposed to interest rate risk when it extends a commitment to a borrower for future settlement. As interest rates increase, the valuation of the commitment to Eastern Mortgage declines. As interest rates decrease, a borrower is more likely to abandon the commitment, which could cause a financial loss to Eastern Mortgage if they have committed to sell that loan for future delivery in the secondary market.

  Eastern Mortgage mitigates exposures to interest rate risk through the use of certain hedging techniques. This is accomplished by using a combination of charging non-refundable commitment fees when the borrower elects to lock in their interest rate; selling loans in the secondary market for future delivery on a mandatory basis (via forward and future delivery commitments with third-party investors); and purchasing options.

  Forward commitments are contracts wherein Eastern Mortgage agrees to make delivery of a specified type of loan at a specified future date and price. As loans close and are pooled for delivery, forward commitments are filled and the primary objective of hedging is achieved. As market conditions change and impact the volume and timing of loans closing, forward commitments may be paired-off. Any gains or losses arising from these paired-off transactions are deferred on the date of the pair-off, and are recognized as an adjustment to gains (losses) on sale of mortgage loans when the underlying pool of mortgage loans is sold. When forward commitments are paired-off due to a lack of loans to fulfill the commitment, the gain or loss is recognized on the date of the pair-off as an adjustment to gains (losses) on sale of mortgage loans.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  Certain future delivery contracts to third parties stipulate the duration of the commitment and the amount of loans deliverable under the commitment and may require the payment of a fee. Commitment fees are capitalized when paid and expensed as a component of gains (losses) on sale of mortgage loans when the commitment expires or the loan is delivered.

  Purchased call or put options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller, or "writer", of the option. Eastern Mortgage purchases call and put options on mortgage-backed securities as part of its interest rate risk management strategy. The risk of loss is limited to the price paid for the option. The cost of all such options is amortized over the life of the option as an adjustment to gains (losses) on sale of mortgage loans. Any gain realized at the time an option is exercised is deferred and subsequently recognized when the underlying pool of loans is sold.

  In the ordinary course of business, Eastern Mortgage may have a portion of its mortgage loan portfolio (warehouse and pipeline, net of estimated fall-out) exposed to interest rate risk, as volume and market conditions warrant. This exposure represents those loans which have closed or are expected to close which are not hedged at a given point in time. A daily exposure report summarizing the exposure position is reviewed and adjustments are made to the extent considered necessary. Eastern Mortgage policy limits margin changes to 50 basis points given a similar change in rates.

Fair Value of Financial Instruments

  Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS 107) requires disclosure of the fair value of financial instruments. The majority of Dauphin's assets and liabilities are considered financial instruments. Significant assumptions and estimates were used in calculation of fair market values.

  The following methods and assumptions were used to estimate the fair value of each class of Dauphin's financial instruments for which it is practicable to estimate that value:

Cash and short-term investments

  The fair value for cash and short-term instruments is estimated to be book value, due to the short maturity of, and negligible credit concerns within, those instruments.

Investment securities available-for-sale

  The fair value for debt and marketable equity securities is based on quoted market prices, if available. If quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Assets held for sale

  The fair value for mortgage loans held for sale is estimated using the current secondary market rates. For the securities inventory held for sale, the securities are recorded at the current quoted market value.

Loans

  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. The residential mortgages and certain consumer loans include prepayment assumptions.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

Other financial assets

  The fair value for accrued interest receivable is estimated to be the current book value. The fair value for originated mortgage servicing rights is based on observable market prices and the fair value of excess servicing fees is the estimated present value of the difference between the anticipated future servicing fees and normal servicing fees using discount rates that approximate market rates and management's estimate of future prepayment rates.

Deposits

  The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, interest bearing demand and money market deposits, is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit, including certain 18 month variable rate certificates of deposit carrying a minimum interest rate of 10% for the 18 month term which are held in certain individual retirement accounts (as discussed herein under Note 20--Litigation), is based on the discounted value of contractual cash flows, using the rates currently offered for deposits of similar remaining maturities.

Short-term borrowings

  The fair value of short-term borrowings is estimated using the current rates for similar terms and maturities.

Long-term debt

  The fair value of long-term debt is estimated using current rates for debt with similar terms and remaining maturities.

Accrued interest payable

  The fair value of accrued interest payable is estimated to be the current book value.

Off-balance-sheet financial instruments

  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms and present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The fair value of options is estimated based on quoted market prices.

Limitations

  The fair values estimated are dependent upon subjective assumptions and involve significant uncertainties resulting in estimates that vary with changes in assumptions. Any sales of financial instruments may incur potential tax and other expenses that would not be reflected in the fair values. Any changes in assumptions or estimation methodologies may have a material effect on the estimated fair values disclosed. The reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques. Also, the estimates do not reflect any additional premium or discount that could result from the sale of Dauphin's entire holdings of a particular instrument.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  At December 31, 1996 and 1995, Dauphin's estimated fair values of financial instruments based on disclosed assumptions are as follows:

                                                (IN THOUSANDS)
                                          1996                   1995
                                  ---------------------- ----------------------
                                   CARRYING      FAIR     CARRYING      FAIR
                                    AMOUNT      VALUE      AMOUNT      VALUE
                                  ----------  ---------- ----------  ----------
Financial assets:
Cash and due from banks.......... $  176,024  $  176,024 $  218,785  $  218,785
Short-term investments...........     17,379      17,379     11,573      11,573
Investment securities............  2,170,207   2,170,207  1,860,869   1,860,869
Assets held for sale.............    207,798     207,798     87,782      87,782
Loans
  Commercial.....................  1,678,679   1,670,204  1,493,666   1,485,988
  Residential mortgages..........    391,105     389,452    446,059     447,172
  Consumer.......................  1,130,250   1,132,030  1,041,613   1,044,935
  Allowance for loan losses......    (42,885)               (41,737)
                                  ----------  ---------- ----------  ----------
    Net loans....................  3,157,149   3,191,686  2,939,601   2,978,095
Other financial assets...........     13,328      13,378     42,973      43,048
Financial liabilities:
Deposits
  Non-interest bearing demand....    521,387     521,387    518,004     518,004
  Interest bearing demand and
   savings.......................  1,281,800   1,281,800  1,380,079   1,380,079
  Time deposits..................  2,225,383   2,257,846  2,051,453   2,094,764
                                  ----------  ---------- ----------  ----------
    Total deposits...............  4,028,570   4,061,033  3,949,536   3,992,847
Short-term borrowings............  1,111,630   1,111,630    678,161     678,161
Long-term debt...................    154,771     159,374     40,599      44,459
Accrued interest payable.........     28,225      28,225     25,250      25,250

                                    1996                          1995
                         ---------------------------  -----------------------------
                          CONTRACT  CARRYING   FAIR    CONTRACT   CARRYING   FAIR
                           AMOUNT   AMOUNT(1) VALUE     AMOUNT   AMOUNT (1)  VALUE
                         ---------- --------- ------  ---------- ---------- -------
Off-balance-sheet
 financial instruments:
  Commitments to extend
   credit............... $1,735,583   $ 523   $  523  $1,343,251   $ 643    $   758
  Financial and
   performance standby
   letters of credit....    248,227            2,482     134,242              1,342
  Commercial and similar
   letter of credit.....        718                7         900                  9
  Commitments to
   purchase securities..                                  12,365             12,365
  Forward commitments to
   sell in the secondary
   market...............    133,907    (109)    (109)     62,455    (663)      (663)
  Forward commitments to
   sell to permanent
   investors............     65,244                       31,939
  Purchased call and put
   options..............     88,500    (192)    (196)

--------
(1) The amounts shown under "carrying amount" represent accruals or deferred income arising from those unrecognized financial instruments.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

18--CONDENSED FINANCIAL INFORMATION--PARENT COMPANY ONLY

  Dauphin Deposit Corporation (Parent Company Only) Condensed Balance Sheets

                                                             (IN THOUSANDS)
                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
Assets:
  Due from Bank (subsidiary)............................... $    143  $     22
  Investment securities available-for-sale.................   66,081    63,815
  Investment in subsidiaries
    Banking subsidiary.....................................  491,413   502,964
    Non-banking subsidiaries...............................   21,234    22,159
                                                            --------  --------
      Total investment in subsidiaries.....................  512,647   525,123
  Other assets.............................................    6,945     7,379
                                                            --------  --------
      Total assets......................................... $585,816  $596,339
                                                            ========  ========
Liabilities and Stockholders' Equity:
  Liabilities:
    Accrued expenses and taxes............................. $ 10,951  $  9,546
    Long-term debt.........................................    4,420    40,190
                                                            --------  --------
      Total liabilities....................................   15,371    49,736
                                                            --------  --------
  Stockholders' Equity:
    Common stock...........................................  163,208   163,208
    Additional paid-in capital.............................   11,084    11,103
    Retained earnings......................................  445,888   421,875
    Unrealized gain on securities available-for-sale, net
     of deferred taxes.....................................        5        49
                                                            --------  --------
                                                             620,185   596,235
    Less: Treasury stock--at cost..........................  (49,740)  (49,632)
                                                            --------  --------
      Total stockholders' equity...........................  570,445   546,603
                                                            --------  --------
      Total liabilities and stockholders' equity........... $585,816  $596,339
                                                            ========  ========

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

  Dauphin Deposit Corporation (Parent Company Only) Condensed Statements of
Income

                                                        (IN THOUSANDS)
                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
Revenue
  Dividend income:
    Banking subsidiary........................... $ 69,964  $ 66,890  $ 44,130
    Non-banking subsidiaries.....................    2,400     3,450
  Interest on investment securities..............    1,331     1,409     2,155
  Interest on time deposits with Bank............    1,929       691       191
  Other income...................................      866       696       460
  Gains on sales of investment securities........       56         5       345
                                                  --------  --------  --------
      Total revenue..............................   76,546    73,141    47,281
                                                  --------  --------  --------
Expenses
  Interest on long-term debt.....................    3,072     3,501     3,516
  Other expenses.................................    2,829     1,865     1,243
                                                  --------  --------  --------
      Total expenses.............................    5,901     5,366     4,759
                                                  --------  --------  --------
Income before income taxes and equity in
 undistributed net income of subsidiaries........   70,645    67,775    42,522
Income tax benefit...............................      573       873       602
                                                  --------  --------  --------
Income before equity in undistributed net income
 (loss) of subsidiaries..........................   71,218    68,648    43,124
Equity in undistributed net income (loss):
  Banking subsidiary.............................      397       276    25,389
  Non-banking subsidiaries.......................     (843)   (3,359)    1,526
                                                  --------  --------  --------
      Net income................................. $ 70,772  $ 65,565  $ 70,039
                                                  ========  ========  ========

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

Dauphin Deposit Corporation (Parent Company Only) Condensed Statements of Cash Flows

                                                        (IN THOUSANDS)
                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
Operating activities
  Net income....................................  $ 70,772  $ 65,565  $ 70,039
  Adjustments
    Equity in undistributed net income of
     subsidiaries...............................       446     3,083   (26,915)
    Other, net..................................     1,452    (2,112)    4,736
                                                  --------  --------  --------
      Net cash provided by operating
       activities...............................    72,670    66,536    47,860
                                                  --------  --------  --------
Investing activities
  Proceeds from investment securities...........    84,858    37,477    43,484
  Purchase of investment securities.............   (86,900)  (63,469)  (24,488)
  Sale of subsidiary............................                           797
                                                  --------  --------  --------
      Net cash provided (used) by investing
       activities...............................    (2,042)  (25,992)   19,793
                                                  --------  --------  --------
Financing activities
  Repayment of long-term debt...................   (35,235)
  Issuance of treasury stock....................     6,837     6,341     3,713
  Repurchase of treasury stock..................    (8,455)  (16,063)  (42,413)
  Cash dividends paid...........................   (33,654)  (30,836)  (29,024)
                                                  --------  --------  --------
      Net cash used by financing activities.....   (70,507)  (40,558)  (67,724)
                                                  --------  --------  --------
      Increase (decrease) in cash and cash
       equivalents..............................       121       (14)      (71)
Cash and cash equivalents at beginning of year..        22        36       107
                                                  --------  --------  --------
Cash and cash equivalents at end of year........  $    143  $     22  $     36
                                                  ========  ========  ========
Schedule of non-cash investing and financing
 activities:
  Conversion of convertible subordinated
   debentures...................................  $    535  $    258  $    432
  Net assets of subsidiaries merged.............               2,799

  Dauphin Deposit Corporation merged three subsidiaries (FARMCO Realty, Inc., Financial Realty, Inc. and Farmers Mortgage Corporation) with and into itself in 1995. The 1994 condensed statements of income and cash flows have not been restated.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1995 AND 1994

19--CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                       1996                             1995
                         --------------------------------- -------------------------------
                          FOURTH   THIRD   SECOND   FIRST  FOURTH   THIRD  SECOND   FIRST
                         QUARTER  QUARTER  QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER
                         -------- -------- ------- ------- ------- ------- ------- -------
Interest income......... $105,736 $101,970 $97,685 $93,213 $92,098 $90,272 $90,662 $90,612
Interest expense........   58,390   56,245  52,728  48,757  47,302  46,558  47,719  46,352
                         -------- -------- ------- ------- ------- ------- ------- -------
Net interest income.....   47,346   45,725  44,957  44,456  44,796  43,714  42,943  44,260
Provision for loan
 losses.................    1,200    1,200   1,800   1,800   1,246   1,246   1,246   1,870
Non-interest income.....   26,283   23,740  22,502  21,378  19,966  18,234  18,426  15,163
Non-interest expense....   46,657   43,964  42,576  41,241  39,628  37,566  38,427  37,498
                         -------- -------- ------- ------- ------- ------- ------- -------
Income before income
 taxes..................   25,772   24,301  23,083  22,793  23,888  23,136  21,696  20,055
Provision for income
 taxes..................    6,653    6,354   5,986   6,184   6,494   6,261   5,619   4,836
                         -------- -------- ------- ------- ------- ------- ------- -------
Net income.............. $ 19,119 $ 17,947 $17,097 $16,609 $17,394 $16,875 $16,077 $15,219
                         ======== ======== ======= ======= ======= ======= ======= =======
Net income per share.... $    .62 $    .58 $   .56 $   .54 $   .56 $   .55 $   .52 $   .49
                         ======== ======== ======= ======= ======= ======= ======= =======

20--LITIGATION

  Various legal actions and proceedings are pending involving Dauphin or its subsidiaries. Management believes that the aggregate liability or loss, if any, resulting from such legal actions and proceedings will not be material to Dauphin's financial condition or results of operations. Included among the outstanding litigation is a class action law suit instituted by Dauphin in the Court of Common Pleas of Cumberland County, Pennsylvania on February 25, 1994, seeking a declaratory judgement from the Court specifically permitting Dauphin to discontinue an 18 month variable interest rate deposit product carrying a minimum interest rate of 10% for the 18 month term, which is held in certain individual retirement accounts (IRA). The aggregate balance of the IRA accounts was approximately $198.0 million at December 31, 1996. Dauphin's right to terminate the variable interest rate deposit product is in dispute and is being challenged by the holders of the IRA accounts in question. Several days after the commencement of trial in April 1996, Dauphin and representatives of the class reached an agreement in principle to settle the litigation and the trial was continued pending negotiation of a settlement agreement. Dauphin and representatives of the class filed a settlement agreement with the Court on May 13, 1996 which would permit Dauphin to terminate the 18 month variable rate product as to all class members on the effective date of the settlement and, in consideration, the balances of those accounts would be automatically deposited in one of two new certificates of deposit established by Dauphin for purposes of the settlement. All class members were given the opportunity to file objections to the proposed settlement or elect to be excluded from the class and the proposed settlement. Approximately 89 of the 4,315 class members filed formal objections to the settlement with the Court and 12 of the class members elected to opt out of the settlement. A hearing was held before the Court on June 21, 1996 for the purpose of obtaining the Court's approval of the settlement agreement. At the hearing, counsel for Dauphin and counsel for the representatives of all class members jointly moved for the Court's adoption of the settlement agreement and made argument in favor thereof. The Court, by Order issued July 11, 1996, denied the joint motion of Dauphin and the representatives of the class for settlement of the class action in accordance with the terms and conditions of the settlement agreement. Dauphin filed its Notice of Appeal from the trial Court's Order denying the settlement to the Superior Court of Pennsylvania on August 9, 1996. The Appeal seeks an Order of the Superior Court reversing the trial Court's disapproval of the settlement agreement or, in the alternative, otherwise providing the trial Court with guidance which would result in the trial Court's approval of the settlement agreement on

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                        DECEMBER 31, 1996, 1995 AND 1994

remand. The Superior Court must determine whether or not the trial Court abused its discretion in rejecting the settlement agreement. The class representatives and counsel for the class have informed Dauphin's counsel that they are withdrawing their previous support for the joint settlement agreement and will vigorously oppose Dauphin's Appeal to the Superior Court. The Superior Court heard the oral arguments of counsel on the Appeal on March 5, 1997. Neither management nor counsel can predict with any reasonable degree of certainty the outcome of the Appeal or time frame within which the Superior Court will rule on the Appeal. If the Appeal to the Superior Court is unsuccessful, management intends to vigorously assert its right to terminate the 18 month variable interest rate deposit product on further appeal and at the trial court level. Dauphin has continued to date to pay a 10% interest rate with regard to the 18 month variable interest rate deposit product.

[LOGO OF KPMG PEAT MARWICK LLP APPEARS HERE]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Dauphin Deposit Corporation:

  We have audited the accompanying consolidated balance sheets of Dauphin Deposit Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dauphin Deposit Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65 on January 1, 1995. As discussed in Note 1, the Company adopted the provisions of the Financial Accounting Standards Board's SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of on January 1, 1996.

/s/ KPMG Peat Marwick LLP

January 21, 1997

[LOGO OF MEMBER FIRM OF KPMG APPEARS HERE]